Exhibit 99.1

Ladder Stockholders Approve Proposals Related to Ladder’s Plan to Restructure the Company’s Business Operations for REIT Qualification

New York, New York — March 2, 2015

Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) announced that all proposals related to Ladder’s plan to restructure its business operations to qualify as a real estate investment trust were approved by Ladder’s stockholders at a special meeting of stockholders held on February 26, 2015.

Based on the final vote results, the proposal to adopt the Company’s Second Amended and Restated Certificate of Incorporation was approved, with stockholders owning 93,088,398 shares of Class A and Class B common stock voting “For,” 1,650 shares voting “Against” and 1,845 shares abstaining. The proposal to amend and restate the Tax Receivable Agreement, dated February 11, 2014, among the Company, Ladder Capital Finance Holdings LLLP and each of the TRA Members (as defined therein) was approved, with non-affiliated stockholders owning 34,829,608 shares of Class A and Class B common stock voting “For,” 1,950 shares voting “Against” and 2,042 shares abstaining. The final vote results will be filed on a Form 8-K with the Securities and Exchange Commission on March 2, 2015.

About Ladder

Ladder is a leading commercial real estate finance company that originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton, Los Angeles and San Francisco.

Forward-Looking Statements

This message contains forward-looking statements based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by the company. Words such as “may,” “will,” “should,” “could,” “predicts,” “projects,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and variations of these words or similar expressions are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. Ladder undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Investor Contact

Ladder Capital Corp Investor Relations
(917) 369-3207
investor.relations@laddercapital.com